EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-221451 and 333-232250 of Huntington Ingalls Industries, Inc. on Form S-8 of our report dated June 12, 2020, relating to the financial statements and supplemental schedule of the Huntington Ingalls Industries Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees appearing in this Annual Report on Form 11-K of the Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees for the year ended December 31, 2019.
/s/ DELOITTE & TOUCHE LLP
Richmond, Virginia
June 12, 2020